EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statement Nos. 333-64024, 333-80333, 333-32218, 333-38798 on Form S-8 of Copper Mountain Networks, Inc. of our report dated February 7, 2003 appearing in this Annual Report on Form 10-K of Copper Mountain Networks, Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

San Diego, California

March 6, 2003